Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)

Jushi Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Subordinate Voting Shares, no par value each (1)	457(c) and 457(h)	33,436,683 (2)	$1.62 (3)	$54,167,426.50	$0.00011020	$5,969.25
Total Offering Amounts					$54,167,426.50		$5,969.25
Total Fee Offsets							$0
Net Fee Due							$5,969.25

(1)
Represents (i) 4,852,757 Subordinate Voting Shares, without par value (the “Subordinate Voting Shares”), of Jushi Holdings Inc. (the “Registrant”) available for issuance in connection with awards granted pursuant to the Registrant’s 2019 Equity Incentive Plan (the “Plan”) and 28,583,926 Subordinate Voting Shares reserved for issuance pursuant to stock option awards outstanding under the Plan as of the date hereof. The number of Subordinate Voting Shares available for issuance under the Plan will be increased by any Subordinate Voting Shares in respect of which an award under the Plan is (i) exercised, (ii) granted under the Plan but not exercised prior to the termination of such award, (iii) not vested or settled prior to the termination or forfeiture of such award due to the expiration, termination, forfeiture, repurchase, cancellation or lapse of such award, (iv) settled in cash in lieu of settlement in Subordinate Voting Shares, or (v) in the case of restricted stock awards in respect of which such restricted stock awards are fully vested, subject to the maximum limit set forth in the Plan.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such additional securities which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based on the mean average of the high sales price ($1.72) and low sales price ($1.52) per Subordinate Voting Share on the United States Over the Counter Stock Market on November 15, 2022.